EXHIBIT 99.1

Wako Logistics Group Reports Fiscal 2006
Results -- Revenues Hit $100 Million -- Up 90%
Over Prior Year Revenues of $52 Million

Chicago.—(PR Newswire)—April 5, 2007--Wako Logistics Group, Inc. (WLG) (OTCBB:WKOL.OB), a global provider of integrated transport and logistics services, is pleased to report its financial results for the year ended December 31, 2006.

Financial Overview -- Revenues reach $100 million

WLG reported that fiscal year 2006 revenues increased 90% to $100 million compared to last year's revenues of $52.7 million. In 2006, WLG's EBITDA (earnings before interest, taxes, depreciation and amortization) increased by 54.3% over 2005, growing to $2.12 million, compared to $1.37 million in 2005. Net income before taxes increased 11.4% to $1.1 million. Non-cash charges for depreciation and amortization in 2006 were $0.72 million, for an increase of nearly $0.44 million over 2005, or 153%.

WLG's assets at the end of 2006 were $27.1 million, compared to $19.1 million for 2005, for an increase of $8.0 million, while total liabilities increased by $6.1 million. WLG’s shareholders’ equity increased from $7.9 million at December 2005, to $9.8 million, or 23.5%, at the end of 2006.

Management Review and Outlook

Mr. Christopher Wood, WLG's Chief Executive Officer stated, "We are very pleased with our 2006 financial results and with what WLG accomplished operationally this past year. Overall, we continued to execute our business plan and the results are validating our strategy. This past year witnessed a significant growth in our revenues and operating profit. With our two acquisitions late in the year, we added three new offices and new service lines to our business.

Our first acquisition provided us with offices in Los Angeles and Seattle and has added an in-house customs brokerage capability to our US operations. Our second acquisition gives us a foothold in the European and UK markets with an office in Manchester, England, capable of providing a full range of logistics, customs and 3PL services.

Each of these acquisitions is synergistic to our Asian operations and has increased our shipments of customer products from Asia to North America and Europe.

Our operations in China, where we have eight offices, continued to show robust growth in 2006. Importantly, we are getting strong support from our global customers to expand our value added services in China, and we expect to do so in 2007. Outsourcing these services is an important trend in the logistics industry, and we believe WLG is well placed to take full advantage of this changing landscape.

In 2006, we initiated a focused effort to improve our tracking and shipment technology to fully integrate it with all of our offices and make it user-friendly to our global customers.

During 2007, our focus will continue to be on expanding our global footprint to provide a full range of logistics services to companies shipping products in the world's fastest growing trade lanes With the improvements in our technology, expansion of our service portfolio and new geographical reach, we believe WLG is strategically positioned to compete more effectively in the international logistics arena.

Change is important to us and so is maintaining the quality of service that has been a core value for us in serving our customers. We continue to believe that change and quality of service will be as critical to our future as they have been to our past. With these values and the commitment to our customers, employees and shareholders, I am confident that we will continue to grow our revenues and profits and create value for our shareholders."

About Wako Logistics Group, Inc.

Wako Logistics Group Inc. is an international, non-asset based third-party logistics and freight transportation provider, offering a broad array of logistics and related services through its subsidiaries and divisions. With more than three decades of experience in international transportation, WLG has established itself as a leading provider of traditional freight forwarding and freight management services to customers throughout the world. Additional information is available at http://www.wakogroup.com/

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements (as such term is defined in the Private Securities Litigation Act of 1995). Actual results may differ materially from those anticipated or implied in the forward-looking statements. These forward-looking statements involve risks and uncertainties, including competitive factors and pricing and supply pressures; WLG's dependence upon conditions in the air, ocean and land-based freight forwarding industry; the size and resources of many of WLG's competitors; and the need for WLG to effectively integrate acquired businesses and to successfully deliver its primary services. Additional information with respect to these and other factors that could materially affect WLG is included in WLG's filings with the Securities and Exchange Commission, including its most recent Form 10-KSB filing.

Reconciliation of Non−GAAP Measures
WLG believes that net income applicable to common stock is the financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) that is most directly comparable to EBITDA. In addition, we also think that the presentation of EBITDA is relevant and useful because this amount is a common measurement used by the logistics industry, financial analysts and others in the financial community to evaluate our operating performance, as well as that of our competitors.

The following table reconciles EBITDA with net income applicable to common stock as derived from WLG’s audited financial statements:

Wako Logistics Group, Inc.

Reconciliation of Non-GAAP Measure

For the years ended December 31	2005		2006
	$	('000)	$	('000)
Net income applicable to common stock		570		463

Add back:

Dividends on preferred stock		22		90
Income taxes		354		501
Interest expense		162		392
Interest income		(19)		(46)
Depreciation and amortization		284		719
Total add backs		803		1,656

EBITDA		$1,373		$2,119

Contact:
Chris Wood
chrisw@wakogroup.com